UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 13, 2008

Ladenburg Thalmann Financial Services Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-15799	650701248
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., 12th Floor, Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 409-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 13, 2008, the previously announced merger of Triple Acquisition Inc. ("Triple"), a wholly-owned subsidiary of Ladenburg Thalmann Financial Services Inc. ("Company"), and Triad Advisors, Inc.("Triad"), a leading independent broker-dealer and investment advisor, became effective. Under the Agreement and Plan of Merger dated as of July 9, 2008 by and among Company, Triad, Triple and the shareholders of Triad, Triple merged with and into Triad, with Triad remaining as the surviving corporation and a wholly-owned subsidiary of the Company.

All outstanding shares of Triad's common stock were converted into an aggregate of $7.5 million in cash, $12.5 million of Company common stock and a three-year $5 million promissory note bearing interest at 2.51% per annum and payable quarterly (the "Note"). The Company common stock is subject to certain transfer restrictions. In addition, the Company issued to Triad's shareholders an aggregate of $2 million of Company common stock as reimbursement for Triad's net worth of approximately $3.5 million. Triad's shareholders are required to repay to the Company cash equal to the amount that Triad's closing date net worth is less than $3.5 million. In the event that Triad meets certain profit targets during the three-year period following completion of the merger, the Company will also pay up to $15,000 to Triad’s shareholders, half of which would be payable in the Company’s common stock ("Additional Contingent Consideration"). For purposes of determing the number of shares of Company common stock issued in payment of the stock portion of the consideration, the parties used a stock price of $1.814 per share. A total of 7,993,385 shares of Company common stock were issued at closing, and up to an additional 4,134,509 shares may be issued as part of the Additional Contingent Consideration. The Company also pledged the stock of Triad to Triad's shareholders pursuant to a pledge agreement (the "Pledge Agreement") as security for the payment of the Note. The Note contains customary events of default, which if uncured, entitle the Note holders to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note.

The Company has agreed to file a registration statement for the resale of the Company common stock issued in the merger.

The above descriptions of the Note and Pledge Agreement are qualified by reference to the full text of such agreements attached hereto and incorporated herein by reference. In addition, the press release issued by the Company on August 13, 2008 announcing the completion of the merger is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 2.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 is incorporated by reference herein. As previously reported, the shares of the Company's common stock issued under the merger agreement were issued in reliance on an exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.
The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K was required to be filed.

(b) Pro forma financial information.
The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K was required to be filed.

(d) Exhibits

Exhibit No -- Description

2.1 -- Agreement and Plan of Merger dated as of July 9, 2008 by and among Ladenburg Thalmann Financial Services Inc., Triple Acquisition Inc., Triad Advisors, Inc. and the shareholders of Triad Advisors, Inc. (incorporated by reference to Exhibit 2.1 to Ladenburg Thalmann Financial Services Inc.'s Current Report on Form 8-K dated July 9, 2008 and filed with the SEC on July 10, 2008)

4.1 -- Non-Negotiable Promissory Note, dated as of August 13, 2008, made by Ladenburg Thalmann Financial Services Inc. in favor of Mark C. Mettelman and Robert W. Bruderman as representatives of the shareholders of Triad Advisors, Inc.

4.2 -- Pledge Agreement, dated as of August 13, 2008, by and between Ladenburg Thalmann Financial Services Inc. and Mark C. Mettelman and Robert W. Bruderman as representatives of the shareholders of Triad Advisors, Inc.

99.1 -- Press Release dated August 13, 2008 issued by Ladenburg Thalmann Financial Services Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ladenburg Thalmann Financial Services Inc.

August 14, 2008	By:	/s/ Brett Kaufman

Name: Brett Kaufman
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.1	Non-Negotiable Promissory Note
4.2	Share Pledge Agreement
99.1	Press Release dated August 13, 2008